Pricing Supplement dated June 11, 2003                            Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                    File No. 333-72676
Prospectus Supplement dated November 30, 2001)                Cusip No.88319QF81

                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                  Textron Financial Canada Funding Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

Issuer:  Textron Financial Corporation



--------------------------------------------------------------------------------
Principal Amount:  $60,000,000              Initial Interest Rate:  1.92000%
Agent's Discount or Commission: $150,000    Original Issue Date:  June 13, 2003
Net Proceeds to Issuer:  $59,850,000        Stated Maturity Date:  June 13, 2005
--------------------------------------------------------------------------------

Interest Category
[X]  Regular Floating Rate Note

[ ] Floating Rate/Fixed Rate Note
      Fixed Rate Commencement Date:
      Fixed Interest Rate:       %

[ ] Inverse Floating Rate Note
      [ ] Fixed Interest Rate: %

Interest Rate Basis or Bases:
      [ ]CD Rate                 [ ] Federal Funds    [ ] Prime Rate
      [ ]CMT Rate                [X]  LIBOR           [ ] Other (see attached)
      [ ]Commercial Paper Rate   [ ] Treasury Rate

If LIBOR:
         [ ]LIBOR Reuters Page:
         [X] LIBOR Telerate Page:  3750
         LIBOR Currency:  US$

If CMT Rate:
       CMT Telerate Page:
            Telerate Page 7051
            Telerate Page 7052
            [ ] Weekly Average
            [ ] Monthly Average

Spread (+/-):  +78 bps                              Maximum Interest Rate:     %

Spread Multiplier:  N/A                             Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:  September 15, 2003

Interest Reset Dates: Quarterly, on the 13th day of March, June, September and December

Interest Payment Dates: Quarterly, on the 13th day of March, June, September and December

Interest Determination Dates: Two London business days prior to each Interest Reset Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):

Day Count Convention:

       [X]  Actual/360  for the  period  from June 13,  2003 to June 13,  2005
       [ ]  Actual/Actual  for the period from  _______ to _______
       [ ]30/360 for the period from _______ to _______

Redemption:
       [X] The Notes  cannot be redeemed  prior to the Stated  Maturity  Date.
       [ ] The Notes can be redeemed prior to Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:  ____%
           Annual  Redemption  Percentage  Reduction:   ____%  until  Redemption
           Percentage is 100% of the Principal Amount.

Optional Repayment:
       [X] The Notes cannot be repaid prior to the Stated Maturity Date.

       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
           Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [ ] Yes  [X] No
     Issue Price: %

         Total Amount of OID:
         Yield to Maturity:             %
         Initial Accrual Period OID:

Agent:
     [X] Merrill Lynch, Pierce, Fenner & Smith   [ ] Wachovia Securities
         Incorporated                            [ ] Fleet Securities, Inc.
     [ ] Banc of America Securities LLC          [ ] J.P. Morgan Securities Inc.
     [X] Banc One Capital Markets, Inc.          [ ] Salomon Smith Barney Inc.
     [X] Barclays Capital Inc.                   [ ] UBS Warburg LLC
     [ ] Credit Suisse First Boston Corporation  [ ] Other: ____________________
     [X] Deutsche Bank Alex. Brown Inc.

Agent acting in the capacity as indicated below:
     [X] Agent      [ ] Principal

If as Principal:
     [ ] The Notes are being offered at varying  prices related to prevailing market prices at the time of resale.
     [ ] The Notes are being offered at a fixed initial public offering price of ___% of the Principal Amount.

If as Agent:
        The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:





       Terms are not completed for certain items above because such items are not applicable.